Exhibit 99.1

      The Peoples BancTrust Co., Inc. Reports Higher Second Quarter Income


    SELMA, Ala.--(BUSINESS WIRE)--July 25, 2005--The Peoples BancTrust Co., Inc. (NASDAQ SmallCap: PBTC) today reported higher net income for the second quarter and six months ended June 30, 2005.
    "Our growth in net income was due to higher net interest income and lower expenses this quarter compared with last year," stated Elam
P. Holley, Jr., President and Chief Executive Officer. "Our net interest income benefited primarily from improved asset yields as a result of higher interest rates.
    "Our asset quality continues to improve as evidenced by the $143,000 credit to the loan loss provision that we booked in the second quarter. We have seen a steady improvement in our loan quality since last year as indicated by our reserve coverage to non-accrual loans increasing to 9.91X from 2.61X in the second quarter of last year.
    "Total loans were up 5.4% from year-end to $462 million and benefited from accelerated loan demand late in the quarter. Loan demand from our newer markets was especially good during the quarter, offsetting the slower loan growth in our older markets," continued Mr. Holley.

    Second Quarter Results

    Net income for the second quarter of 2005 rose 12% to $1.6 million, compared with $1.4 million for the second quarter of 2004. Earnings per share (diluted) were $0.27 and $0.26 for the second quarter of 2005 and 2004, respectively.
    Interest income in the second quarter of 2005 increased to $10.2 million from $9.0 million in the second quarter of 2004. The average annual yield earned on interest earning assets in the second quarter of 2005 was 5.70%, compared to 5.05% in the second quarter of 2004.
    Total interest expense was $3.6 million in the second quarter of 2005, up from $2.6 million in the second quarter of 2004. The average annual interest rate on interest bearing liabilities rose to 2.32% in the second quarter of 2005 compared with 1.73% for the same period in 2004.
    Net interest income for the second quarter of 2005 increased 4.0% to $6.6 million and produced a 3.70% net interest margin, compared with $6.4 million in the second quarter of 2004, which produced a 3.57% net interest margin.
    Second quarter 2005 results included a $143,000 negative provision for loan losses, compared with a $575,000 negative provision for loan losses for the same period in 2004.
    Non-interest income in the second quarter of 2005 declined 5.8% to $2.3 million, compared with $2.5 million in the second quarter of 2004. This decline was primarily attributable to the absence of securities gains in the second quarter of 2005, whereas the second quarter of 2004 results included $286,000 of securities gains.
    Total non-interest expense declined 7.0% to $6.9 million, compared with $7.4 million in the second quarter of 2004. Salary and benefits expenses were up 5.9% to $3.6 million compared with $3.4 million the second quarter of 2004. Premises and fixed assets expenses were up 9.7% in the second quarter 2005 to $1.3 million, compared with $1.2 million in the second quarter of 2004.

    Six Month Results

    For the six months ended June 30, 2005, net income rose to $3.0 million, or $0.53 per share (diluted), compared with $2.9 million or $0.52 per diluted share, for the same period in 2004.
    Total interest income for the six month period increased to $19.9 million compared with $18.3 million in the six month period in 2004. Total interest expense was $6.8 million in the six months ended June 30, 2005, compared with $5.4 million in the prior year period.
    Net interest income for the first half of 2005 increased to $13.1 million compared with $12.8 million in the second half of 2004.
    Provision for loan losses in the first half of 2005 was a negative $456,000 compared with a negative $149,000 for the same period in 2004.
    Non-interest income for the first half of 2005 declined 8.8% to $4.4 million and non-interest expense was down 0.5% to $13.7 million compared with the second half of 2004.

    Outlook for 2005

    "The economy in our markets continues to strengthen and was evident in the improved loan demand later in the second quarter," Mr. Holley continued. "We expect margins to improve as interest rates increase, given repricing opportunities within our loan and investment portfolios. We continue to focus on improving our profitability by expanding our loan production in faster growth markets and through selective acquisitions."

    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The
Peoples Bank and Trust Company, which has 24 offices located in eleven Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



Earnings Summary:
(amounts in thousands except
 share and per share data)

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                              2005       2004       2005       2004
                           ---------  ---------  ---------  ---------
                                (unaudited)           (unaudited)

Total interest income        $10,206     $9,016    $19,914    $18,257
Total interest expense         3,580      2,644      6,849      5,413
Net interest income            6,626      6,372     13,065     12,844
Provision for loan losses       (143)      (575)      (456)      (149)
Net interest income after
 provision for loan losses     6,769      6,947     13,521     12,993
Net securities gains              --        286         14        489
Other noninterest income       2,308      2,164      4,357      4,303
Noninterest expense            6,854      7,370     13,669     13,733
Income before income taxes     2,223      2,027      4,223      4,052
Provision for income taxes       612        588      1,177      1,155
Net income                    $1,611     $1,439     $3,046     $2,897
Basic net income per share     $0.27      $0.26      $0.53      $0.52
Diluted net income per
 share                         $0.27      $0.26      $0.53      $0.52
Basic weighted average
 number of shares
 outstanding               5,859,859  5,573,118  5,723,267  5,568,804
Diluted average number
 of shares outstanding     5,886,233  5,596,566  5,752,207  5,592,428


Balance Sheet Summary:
(amounts in thousands)

                                                    As of     As of
                                                  June 30,   Dec. 31,
                                                    2005       2004
                                                 ---------  ---------
                                                (unaudited)
Total assets                                      $781,485   $792,249
Loans, net of the unearned discount                461,718    438,019
Allowance for possible loan losses                  (7,284)    (9,043)
Total deposits                                     653,132    665,653
Total borrowed funds                                44,015     48,313
Stockholders' equity                                80,868     75,042
Book value per share                                $13.73     $13.44



    CONTACT: The Peoples BancTrust Co., Inc., Selma
             Andrew C. Bearden, Jr., 334-875-1000